Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RECORD

SECOND QUARTER AND YEAR-TO-DATE NET INCOME

ST. PAUL, Minn., July 17, 2007 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) announced today results for the second quarter ended June 30, 2007.

For the six-month period, revenues increased to $39,802,000, compared to $33,749,000, or 17.9%, from the prior-year period. Operating income increased to $5,080,000, compared to $3,875,000, or 31.1%, from the prior-year period. The Company recorded net income of $3,316,000, or $0.37 per diluted share, compared to net income of $2,036,000, or $0.23 per diluted share, or a 62.9% increase in net income from the comparable period last year. Gross margin was 46.0% compared to 44.1% for the comparable period last year.

For the three-month period ended June 30, 2007, revenues increased to $20,776,000, compared to $17,399,000, or 19.4%, from the prior-year period. Operating income increased to $2,660,000, compared to $2,325,000, or 14.4%, from the comparable period last year. Net income increased to $1,761,000, or $0.20 per diluted share, compared to net income of $1,282,000, or $0.15 per diluted share, or a 37.4% increase in net income from the comparable period last year. Gross margin was 46.1% compared to 44.5% for the comparable period last year.

New account activity was strong in the quarter which resulted in record revenues, operating income, pre-tax income and net income for the quarter and year-to-date. Sales in the Diagnostic Segment increased 24.5% for the quarter. A significant contributor to this growth was the placement of an additional 100 MEDTOXScan® Readers with hospital clients during the quarter. The strong sales activity provides significant momentum as the Company enters the second half of 2007.

MEDTOX Scientific, Inc.

July 17, 2007

MEDTOX will hold a teleconference to discuss second quarter 2007 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). To access the teleconference, dial (800) 289-0726 ten minutes before the scheduled start time. International callers may access the call by dialing (913) 981-5545. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through July 24 at (888) 203-1112 conference ID # 8104673. International callers may access the replay at (719) 457-0820 with the same conference ID # 8104673.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2006 Annual Report on Form 10-K.

MEDTOX Scientific, Inc.

July 17, 2007

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

REVENUES:
Laboratory services	$ 15,815	$ 13,413	$ 30,776	$ 25,815
Product sales	4,961	3,986	9,026	7,934
	20,776	17,399	39,802	33,749

COST OF REVENUES:
Cost of services	9,317	8,175	18,109	15,809
Cost of sales	1,882	1,488	3,374	3,060
	11,199	9,663	21,483	18,869

GROSS PROFIT	9,577	7,736	18,319	14,880

OPERATING EXPENSES:
Selling, general and administrative	6,149	4,880	11,874	10,014
Research and development	768	531	1,365	991
	6,917	5,411	13,239	11,005

INCOME FROM OPERATIONS	2,660	2,325	5,080	3,875

OTHER INCOME (EXPENSE):
Interest expense	(40)	(119)	(97)	(273)
Other expense, net	(7)	(118)	(144)	(286)
	(47)	(237)	(241)	(559)

INCOME BEFORE INCOME TAX EXPENSE	2,613	2,088	4,839	3,316

INCOME TAX EXPENSE	(852)	(806)	(1,523)	(1,280)

NET INCOME	$ 1,761	$ 1,282	$ 3,316	$ 2,036

BASIC EARNINGS PER COMMON SHARE	$ 0.21	$ 0.16	$ 0.40	$ 0.25

DILUTED EARNINGS PER COMMON SHARE	$ 0.20	$ 0.15	$ 0.37	$ 0.23

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,280,876	8,183,455	8,281,392	8,169,106
Diluted	8,994,846	8,839,176	8,949,092	8,786,645

MEDTOX Scientific, Inc.

July 17, 2007

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$ 1,336	$ 1,261
Accounts receivable, net	15,126	11,067
Inventories	3,562	3,538
Other current assets	2,377	2,841
Total current assets	22,401	18,707

Building, equipment and improvements, net	23,236	19,572

Other assets	20,159	21,595
Total assets	$ 65,796	$ 59,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 12,771	$ 8,892

Long-term obligations	2,773	3,038

Stockholders’ equity	50,252	47,944
Total liabilities and stockholders’ equity	$ 65,796	$ 59,874